EXHIBIT 99.1
News Release

Pioneer Natural Resources Company Board of Directors Appoints Two New Board Members

Dallas, Texas, July 1, 2015 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that Mona K. Sutphen and Michael D. Wortley have been appointed to its Board of Directors, effective immediately. Ms. Sutphen and Mr. Wortley will serve as independent directors under the board’s appointment for initial terms that expire at Pioneer’s annual meeting of stockholders in 2016.

Ms. Sutphen is a Partner at Macro Advisory Partners LLP, and previously spent three years at UBS AG as Managing Director, covering geopolitical risk and macro-policy trends. From 2009 through 2011, she served as White House Deputy Chief of Staff for Policy for President Obama, working on a range of domestic and international policy and regulatory matters. Prior to that position, she was Managing Director at Stonebridge International, and from 1991 through 2000 was a career diplomat, serving on the staff of the National Security Council, the U.S. Mission to the UN and postings in Asia and Europe.

Ms. Sutphen is a Member of the President’s Intelligence Advisory Board. She serves on the Boards of Drilling Info Holdings LLC, the International Rescue Committee and Human Rights First. Ms. Sutphen is a member of the Council on Foreign Relations, a Trustee of Mount Holyoke College and is on the Advisory Board of the Center for Global Energy Policy at Columbia University. She is co-author of The Next American Century: How the US Can Thrive As Other Powers Rise, and holds a BA degree from Mount Holyoke College and an MSc degree from the London School of Economics.

Mr. Wortley has practiced corporate law for over 35 years, focusing primarily on corporate governance matters and mergers and acquisitions, including over 25 years in management positions. He has represented public and private entities and private equity funds in connection with mergers, asset sales, issuances of securities and restructurings.

Mr. Wortley was a partner in the Dallas, Texas, office of Vinson & Elkins LLP from 1995 to 2014 and served in various capacities, including Chief Operating Partner of the firm and Managing Partner of the Dallas office. Prior to joining Vinson & Elkins, he was an attorney with Johnson & Wortley, P.C. (which prior to 1993 was known as Johnson & Swanson or Johnson & Gibbs) from 1978 to 1995 and served in various capacities, including President and Chairman of the Board. Mr. Wortley has also served on both for-profit public company boards and non-profit boards of trustees. He holds BA and JD degrees from Southern Methodist University and a Master’s degree in Regional Planning from the University of North Carolina at Chapel Hill. He is currently the Chief Legal Officer for Reata Pharmaceuticals, Inc.

Scott D. Sheffield, Pioneer’s Chairman and CEO, stated, “We are pleased that Mona and Mike have agreed to join our Board of Directors. They bring substantial knowledge and experience in their areas of expertise. Their strengths complement the extensive oil and gas experience that is currently represented on Pioneer’s board.”

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Pioneer Natural Resources Contacts:
Investors
Frank Hopkins - 972-969-4065
Mike Bandy - 972-969-4513
Steven Cobb - 972-969-5679
Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020